UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2020 (February 28, 2020)

Gadsden Properties, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-11635	59-2058100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15150 North Hayden Road, Suite 235, Scottsdale, AZ	85260
(Address of principal executive offices)	(Zip Code)

480-530-3495

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

2.04       Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 28, 2020, Gadsden Properties, Inc. (OTC/TASE: GADS and the “Company”) was notified that a Notice of Default and Election to Sell Under Deed of Trust (the “Notice”) had been filed in Alameida County, California, against the Company’s subsidiary, Fremont Hills Development Corporation (“FHDC”), by Parkview Financial Fund 2015, LP (“Parkview”). FHDC, which was acquired by the Company on April 5, 2019, is the owner of the Company’s Mission Hills Square project.

FHDC is a party to a Construction Loan Agreement dated January 31, 2018 with Parkview and Trez Capital (2016) Corporation, as amended (the “Loan Agreement”), pursuant to which FHDC may borrow up to $65,000,000 for construction of Mission Hills Square. Fremont Hills Development, Inc., the seller of the project (the “Seller”) is responsible for the completion of the Mission Hills Square project and the Seller and its principals continue to have personal and other guarantees under the Loan Agreement. FHDC and the Seller failed to make certain required payments under the Loan Agreement. The Notice states that FHDC is in default of the Loan Agreement and as a result, the total amount of the outstanding loan, $41,875,152.10 as of February 4, 2020, has become due and payable unless the default is otherwise cured.

Fremont Hills and the Company have ninety days from the date of recordation of that Notice on February 19, 2020 in which to cure this default. The Company and its subsidiary are currently in the process of obtaining substitute financing to complete the development of this property.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Gadsden Properties, Inc.

Date: March 5, 2020	By:	/s/ Douglas Funke
Douglas Funke
Chief Executive Officer

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